UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 10, 2008

GENOPTIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33753	33-0840570
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2110 Rutherford Road

Carlsbad, CA 92008

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (760) 268-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On April 15, 2008, Genoptix, Inc., a Delaware corporation (“Genoptix”) entered into a lease agreement with Allen Joseph Blackmore, Trustee of the Blackmore Family Trust, Restated 1995 (“Blackmore”), for approximately 42,948 square feet of office space in Carlsbad, California.  The six-year term of the lease will commence on January 1, 2009, and Blackmore has granted Genoptix an option to extend the term of the lease for an additional five-year term (the “Option Term”).  Under the lease, the minimum monthly rent payable is approximately $112,000 during the first year of the lease and will increase to approximately $129,000 per month in the sixth year of the lease.  In the event Genoptix chooses to extend the term of the lease beyond the initial six-year term, the minimum monthly rent payable will be increased to approximately $133,000 in the first year of the Option Term and will increase to approximately $150,000 per month in the fifth year of the Option Term.  Additionally, Genoptix and Blackmore have agreed that in the event that the primary lessor of office and laboratory space located at 2110 Rutherford Road in Carlsbad, California that Genoptix subleases (the “Rutherford Premises”) fails to extend the terms of its direct lease with Blackmore’s affiliate for the Rutherford Premises, Blackmore shall cause its affiliate to enter into a direct lease agreement with Genoptix for the Rutherford Premises covering the period between July 1, 2012, through December 31, 2014, at a monthly base rent of approximately $123,000, increasing to $131,000 over time.

Effective on January 1, 2009, Genoptix’s current lease governed by the Standard Multi-Tenant Office Lease dated February 4, 2008 by and between Genoptix and Blackmore Signal Hill, L.P., shall be terminated.

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On April 10, 2008, the Compensation Committee of the Board of Directors (the “Committee”) of Genoptix, in connection with its regularly scheduled annual review of compensation for Genoptix executive officers, approved base salary amounts for the named executive officers in the following amounts (which have been made effective retroactively from January 1, 2008):

Executive Officer	2008 Base Salary Amounts
Dr. Tina Nova Bennett President and Chief Executive Officer	$430,000
Samuel D. Riccitelli Executive Vice President and Chief Operating Officer	$370,000
Douglas A. Schuling Senior Vice President and Chief Financial Officer	$285,000
Dr. Christian V. Kuhlen Vice President, General Counsel and Corporate Secretary	$240,000

In connection with such annual compensation review, the Committee reviewed information prepared by an independent compensation consultant retained by the Committee which included the base salary, bonus and equity incentive levels of each of the Genoptix executive officers as compared to comparable positions within a peer group of public life sciences companies, with the goal at setting executive compensation at competitive levels.  As a result of such review, the Committee also approved a modification to its 2008 Annual Executive Bonus Plan.  As modified, the 2008 target bonus percentages (as a percentage of base salary amounts) under the 2008 Annual Executive Bonus Plan have been increased for Dr. Nova Bennett from 40% to 50%, for Mr. Riccitelli from 30% to 40% and for Mr. Schuling from 30% to 35%.  The remainder of the 2008 Annual Executive Bonus Plan remains unchanged.

Additionally, on April 10, 2008, the Committee approved the grant of incentive stock options and restricted stock units (“RSUs”) to Dr. Nova Bennett, Mr. Riccitelli, Mr. Schuling and Dr. Kuhlen. Dr. Nova Bennett was granted 49,600 incentive stock options, Mr. Riccitelli was granted 31,200 incentive stock options, Mr. Schuling was granted 20,600 incentive stock options and Dr. Kuhlen was granted 11,000 incentive stock options.  Each of the incentive stock options were granted at the fair market value of the Company’s common stock on April 10, 2008 and vest over a four year period beginning on January 1, 2008, with one quarter of the shares vesting on January 1, 2009 and the remaining shares vesting in equal monthly installments thereafter over a period of three years.  The RSUs were granted pursuant to the terms of a Restricted Stock Unit Award Agreement for Executives. Dr. Nova Bennett was granted an RSU award for 33,100 shares of Common Stock, Mr. Riccitelli was granted an RSU award for 20,800 shares of Common Stock, Mr. Schuling was granted an RSU award for 15,200 shares of Common Stock and Dr. Kuhlen was granted an RSU award for 7,300 shares of Common Stock.  The terms of the RSUs are documented under the Genoptix 2007 Equity Incentive Plan which has been previously approved by the Committee and which has been filed with the Securities and Exchange Commission. Each of the RSUs awarded vest over a three year period beginning on January 1, 2008, with one third of the shares vesting on January 1, 2009 and the remaining shares vesting in equal quarterly installments thereafter over a period of two years.  Upon termination without cause or upon a change of control of Genoptix, the vesting of the RSUs will be accelerated to varying degrees.  Dr. Nova Bennett, Mr. Riccitelli, Mr. Schuling and Dr. Kuhlen have also reported the grant of their respective RSUs on Form 4 Statements of Changes in Beneficial Ownership.  The form of the Restricted Stock Unit Award Agreement for Executives is attached as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01.      Financial Statements and Exhibits.

(d) Exhibits

99.1      Form of Restricted Stock Unit Award Agreement for Executives and Form of Restricted Stock Unit Award Grant Notice for Executives.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GENOPTIX, INC.

Dated: April 16, 2008	By:	/s/ Christian V. Kuhlen
Christian V. Kuhlen, M.D., Esq.
Vice President, General Counsel

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Form of Restricted Stock Unit Award Agreement for Executives and Form of Restricted Stock Unit Award Grant Notice for Executives.